Exhibit 10.5

RESIGNATION AND CONSULTING AGREEMENT

HCP, Inc., and its affiliates and subsidiaries (hereinafter collectively “Company”) and Mark A. Wallace (“Wallace”) hereby agree to end their employment relationship on the following basis:

1.                                       Wallace has voluntarily resigned from his position as Executive Vice President - Chief Financial Officer and Treasurer and all other employment relationships with the Company effective Tuesday, March 31, 2009.  Wallace will be paid his normal salary through that date, any earned but unused vacation and personal days, and all outstanding expense reports.  In addition, on March 15, 2009, 4,000 shares of HCP restricted stock granted to Wallace on March 15, 2004 will vest.

2.                                       Prior to his departure on March 31, 2009, Wallace will cooperate fully in a professional manner to complete his normal duties and responsibilities and to accomplish a smooth and amicable transition of such duties and responsibilities to the persons designated by the Company to assume them.  In addition, Wallace will return to the Company by March 31, 2009, all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by Wallace for the Company’s use or benefit.

3.                                       Wallace represents that Wallace is signing this Agreement voluntarily and with a full understanding of and agreement with all of its terms, for the purpose of receiving the additional pay and benefits from the Company set forth below.

4.                                       In reliance on Wallace’s agreement with the terms, representations, and releases in this Agreement, the Company will provide Wallace (or other entity designated by Wallace formed and controlled by Wallace through which he may conduct business) with the following additional pay and benefits:

a.                                       On March 31, 2009, the Company will pay Wallace a $92,500 discretionary cash bonus, less legally required deductions, as recognition for his service to the Company during the first three months of 2009.

b.                                      The consultancy relationship set forth in paragraph 5 of this Agreement.

c.                                       The Company will reimburse Wallace’s actual attorney fees and costs incurred for his attorney’s review of and advice regarding this Agreement, to a maximum of $6000.  This reimbursement will be made directly to Wallace’s attorney upon the presentment of a statement of fees actually incurred.

Wallace agrees that Wallace is not entitled to receive, and will not claim, entitlement to any compensation not provided for in this Agreement, including but not limited to any bonus, stock grant or option, or other incentive compensation.

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5.                                       Wallace has agreed to continue to assist the Company in a consulting relationship during a twelve month consulting period from April 1, 2009 to and including March 31, 2010 (“Consultancy Period”) on the following terms.  During such Consultancy Period,

a.                                       Wallace will be reasonably available to consult as needed on matters familiar to him as a result of his working with the Company, provided, however, that such consultancy is non-exclusive and will in no way interfere with other consulting or employment relationships with others.

b.                                      Wallace agrees that if he accepts any consulting or employment relationship with a direct competitor of the Company during the Consultancy Period, the Consultancy Period, and all of the benefits and payments to him provided by this paragraph 5, will automatically end.  No other consequence for going to work for a direct competitor is contemplated by this agreement.

c.                                       During the Consultancy Period, Wallace agrees that he will not, directly or indirectly, solicit or encourage Company employees to leave employment with the Company.

d.                                      The Company will pay Wallace (or other entity designated by Wallace formed and controlled by Wallace through which he may conduct business) a consulting fee of $60,000 per month, without offset or deduction of any kind, payable by the end of each month during such Consultancy Period, and Wallace will be responsible for all taxes owed on such payments.

e.                                       The Company will reimburse Wallace his cost of his COBRA premiums for up to 18 months to enable him and his family to maintain his current insurance benefits (including medical, dental and vision) if he elects to exercise his COBRA rights, plus payment of an additional reasonable gross-up amount so that the Company reimburses him for the tax liability arising from the Company’s reimbursement of his COBRA premiums.

f.                                         Wallace will continue to vest in 12,118 shares of restricted stock or any restricted stock units that are scheduled to vest during the Consultancy Period, but will not vest in any stock options during this time.

g.                                      For the length of the Consultancy Period only, Wallace will continue to receive dividends issued on his restricted stock and restricted stock units that will vest during the Consultancy Period.

During the Consultancy Period, Wallace agrees that he is retained solely as an independent contractor to the Company.  Wallace agrees that he is not, and will not claim or represent himself to be, an employee or agent of the Company, that he has no authority to enter into any contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner, and that he will not represent to any person or entity that he has any such authority.

6.                                       Apart from the 4,000 shares of restricted stock referred to in paragraph 1 of this Agreement and the continued vesting of currently scheduled restricted stock and restricted stock units referred to in paragraph 5f of this Agreement, Wallace acknowledges that he has no other restricted stock, restricted stock units, or stock options to which he has any entitlement or rights.  Wallace hereby waives any claims to earning, vesting, or receiving any additional dividends, restricted stock, restricted stock units, or stock options other than those permitted by this paragraph and paragraph 5g.

7.                                       In exchange for the additional pay and benefits provided herein, Wallace also promises

a.                                       not to use or disclose any confidential information, trade secrets, or financial, personnel, proprietary information, or client information which Wallace learned while employed by the Company.

b.                                      not to disparage the Company or its management, services, or investments.  This promise shall in no way preclude Wallace from giving truthful testimony pursuant to any legal order or in response to any governmental inquiry.

c.                                       not to encourage or assist any other person or entity to assert any legal claim against any Released Party in this Agreement, which obligation shall not prohibit his giving truthful testimony in response to any legal order or in any governmental inquiry.

If Wallace breaches any of the promises, representations, or releases in this Agreement, the Company may stop any payments or benefits otherwise owing under this Agreement and may seek additional relief or remedy as provided herein.

If Wallace believes that any payment or benefit in paragraph 5 has not been properly paid to him, he shall advise the Company’s General Counsel in writing, and the Company shall have fifteen (15) days to correct any mistaken or inadvertent non-payment.  If the Company has not corrected such non-payment within 15 days and if after adjudicating the matter in arbitration, the arbitrator finds that the Company did not have a valid basis for discontinuing the Consultancy Period payments, the arbitrator will award Wallace his reasonable attorneys’ fees in addition to the restoration of the Consultancy Period benefits.  In addition, if the arbitrator finds that the Company had no basis to discontinue the Consultancy Period payments, the arbitrator will award Wallace an additional $100,000 as liquidated damages in lieu of the financial injury that would be incurred by Wallace as a result of the delay in payment, such damages being difficult to assess otherwise.

8.                                       Wallace does hereby, for Wallace and Wallace’s heirs, successors and assigns, release, acquit and forever discharge the Company, and its officers, directors, managers, employees, representatives, lawyers, insurers, agents, trustees, related entities, affiliates, subsidiaries, and each of their respective divisions, groups, business units, associates, owners, stockholders, predecessors, successors, heirs, and assigns, employee welfare benefit plans and pension or deferred plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries or representatives, and all persons acting by, through, under, or in concert with them, or any of them (the “Released Parties”), of and from any and all waiveable claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which Wallace or Wallace’s heirs may have against such persons or entities based on any act or omission which occurred prior to the effective date of this Agreement, including but not limited to those related to, or arising from, Wallace’s employment with the Company or his resignation, provided, however, that nothing in this paragraph or paragraph 10 of this Agreement changes or waives Wallace’s rights to be defended and indemnified in accordance with the terms of his Indemnification Agreement with the Company dated February 14, 2008, and Wallace will be continued on the Company’s D&O liability insurance policy for the duration of the Indemnification Agreement.

The Company does hereby release, acquit and forever discharge Wallace of and from any and all waiveable claims, action, charges, complaints, causes of action, rights, demands debts, damages or accountings of whatever nature that are based on information presently known to the Company’s Board of Directors or its Chief Executive Officer Jay Flaherty.

9.                                       In exchange for material portions of the additional pay and benefits provided in paragraph 3 and in accordance with the Older Workers Benefit Protection Act, Wallace hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against the Released Parties regarding any act or omission which occurred on or before the effective date of this Agreement.

10.                                 It is further understood and agreed that as a condition of this Settlement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Wallace.  Such Section reads as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Wallace affirms that this waiver of Section 1542 is not a mere recital.  Wallace affirms that he is aware that the Company would not have entered into this Agreement but for Wallace’s agreement to a full waiver of all waiveable claims of any type and description, including unknown claims.

11.                                 This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements, except for (a) the Arbitration Agreement referred to in paragraph 13 of this Agreement, (b) any agreement by Wallace regarding confidentiality and/or protection of Company information, property, or trade secrets, and the HCP Insider Trading Policy signed by Wallace on August 8, 2008, and (c) Indemnity Agreement signed by Wallace on February 14, 2008, all of which agreements shall continue in full force and effect.  Furthermore, the terms of this Agreement cannot be modified or amended in any way except by a writing signed by Wallace and an executive officer of the Company.

12.                                 Wallace is hereby advised (a) to consult with an attorney prior to signing this Agreement and (b) that he has 21 days in which to consider and accept this Agreement by signing this Agreement, which should then be promptly returned to the Company’s General Counsel.  In addition, Wallace has a period of 7 days following his signing of this Agreement in which he may revoke the Agreement.  If Wallace does not advise the Company (by a writing received by the Company’s General Counsel within such 7 day period) of his intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the 7 days.

13.                                 The Company and Wallace have entered into an agreement dated January 20, 2005 to arbitrate disputes arising out of or relating to their employment relationship (the “Arbitration Agreement”).  Any disputes arising out of or relating to this Agreement, as well as any other matters that are subject to the Arbitration Agreement, shall be subject to determination through final and binding arbitration in accordance with the Arbitration Agreement.

HCP, Inc.		Mark A. Wallace

By:	/s/Edward J. Henning, Esq.	By:	/s/Mark A. Wallace
	Edward J. Henning, Esq.	Date Signed: February 28, 2009
Executive Vice President and General Counsel